Exhibit 99.1

Clearside Biomedical Appoints Dr. George Lasezkay as Interim CEO

ALPHARETTA, Ga., April 8, 2019 -- Clearside Biomedical, Inc. (NASDAQ:CLSD),
a biopharmaceutical company dedicated to developing treatments that restore and preserve vision for people with serious eye diseases, announced today that its Board of Directors has appointed seasoned biopharmaceutical executive George Lasezkay, Pharm.D., J.D. to the position of Interim Chief Executive Officer, effective immediately. Dr. Lasezkay, a current member of the Clearside Board of Directors, succeeds Daniel H. White, who resigned as President and CEO and as a member of the Board of Directors to pursue other opportunities. The Board is initiating a search to identify a permanent CEO.

William Humphries, Chairman of the Clearside Board of Directors, said, “We believe there is tremendous potential in our proprietary suprachoroidal space (SCS) injection platform, as evidenced by the acceptance of our New Drug Application (NDA) for XIPERE™ (triamcinolone acetonide ophthalmic suspension) for Suprachoroidal Injection. We want to thank Daniel for his visionary contributions, including licensing the original scientific technology, building our versatile therapeutic platform, leading our IPO and other financings, and hiring an experienced team to bring these important innovative products to market.”

“We are at an important stage in the evolution of our Company, so we are pleased to have Dr. George Lasezkay serve as CEO on an interim basis as we conduct a search for our next CEO. George has broad expertise in ophthalmology established during his tenure at Allergan, Inc., where he served on the company’s Executive Committee. With proven management experience and substantial industry knowledge, we believe George will help lead our team as we prepare for commercialization of our first product and look to leverage our unique platform through pipeline expansion and partnerships. We expect to benefit from his combination of clinical, legal, business development and executive expertise, and his diverse experience working with a number of emerging biopharmaceutical companies,” Mr. Humphries concluded.

Dr. Lasezkay, Interim CEO, stated “We are excited about our suprachoroidal drug delivery platform and potential approval of our first agent for the treatment of macular edema associated with uveitis, which would be a significant milestone for Clearside. We also believe the platform has broad applicability in other eye diseases and continue to explore utilizing suprachoroidal administration with other small molecules and gene therapy. I am confident in the capabilities of the Clearside team and look forward to working with them to ensure the long-term success of XIPERE, prudently build our ophthalmic pipeline, and work with potential partners to leverage our platform and provide international reach.”

About George Lasezkay, Pharm.D., J.D.

Dr. Lasezkay has an accomplished history of success in the life sciences industry. For the past 15 years, he has served as an independent director on the boards of a number of domestic and foreign emerging biopharmaceutical companies, including serving as a director of Clearside since August 2017.

Previously, Dr. Lasezkay served as Executive Vice President and General Counsel at Acucela Inc., a development stage company that specializes in identifying and developing novel ophthalmic therapeutics. For the 10 years prior to joining Acucela, he was President of Horizon Pharma Group, a private life sciences consultancy practice. Prior to Horizon, Dr. Lasezkay was Corporate Vice President for Corporate Development at Allergan, Inc., the global pharmaceutical and medical aesthetics company. His 13 years of progressive experience at Allergan involved a number of executive leadership positions, including being a member of the company’s Executive Committee, Assistant General Counsel for Commercial Affairs, and General Counsel for the Asia-Pacific Region.

Dr. Lasezkay has played a critical role in developing corporate strategy and has been responsible for a wide variety of licensing, research and development collaboration and acquisition transactions involving new technologies, products and companies. He also has a multi-disciplinary background in private firm and in-house legal practice, hospital pharmacy practice, clinical pharmacokinetics consultation and clinical drug research.

Dr. Lasezkay earned his B.S. Pharmacy and Doctor of Pharmacy degrees from the State University of New York at Buffalo, and a J.D. degree from the University of Southern California Gould School of Law.

About Clearside Biomedical

Clearside Biomedical, Inc. is a biopharmaceutical company dedicated to developing treatments that restore and preserve vision for people with serious eye diseases. Clearside’s proprietary suprachoroidal treatment approach offers unprecedented access to the back of the eye where sight-threatening disease often occurs. The company’s unique platform for eye disease treatments is inherently flexible and intended to work with established medicines, new formulations of medicines, as well as future innovations such as gene therapy. Clearside is headquartered in Alpharetta, GA. For more information, please visit http://www.clearsidebio.com.

Cautionary Note Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe”, “expect”, “may”, “plan”, “potential”, “will”, and similar expressions, and are based on Clearside’s current beliefs and expectations. These forward-looking statements include expectations regarding the potential attributes and benefits of Clearside’s product candidates, the potential approval and commercialization of XIPERE in the United States and Clearside’s future developments with Dr. Lasezkay as the Interim CEO. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the conduct of clinical trials, Clearside’s reliance on third parties over which it may not always have full control, and other risks and uncertainties that are described in Clearside’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 15, 2019, and Clearside’s other Periodic Reports filed with the SEC. Any forward-looking statements speak only as of the date of this press release and are based on information available to Clearside as of the date of this release, and Clearside assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jenny Kobin (919) 423-4799

Remy Bernarda (415) 203-6386
ir@clearsidebio.com

Charles Deignan

Chief Financial Officer

(678) 270-4005

charlie.deignan@clearsidebio.com

Source: Clearside Biomedical, Inc.